Exhibit 99.1

NEWS RELEASE

Company Contact:	BIO-key International, Inc.
Bud Yanak
732-359-1113

Investor Contact:	DRG&E
Gus Okwu, Managing Director
404-532-0086

BIO-key® Reports Profitability for Fourth Quarter and Full Year 2008

47% Growth in Fourth Quarter Revenues

Wall, NJ, February 24, 2009 — BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leader in wireless public safety and finger-based biometric identification solutions, today reported results for the fourth quarter and year ended December 31, 2008.  The Company’s results reflected profitability for the fourth quarter and full year ended December 31, 2008 as well as strong revenue growth for quarter and the year.

Fourth Quarter

Total revenue from continuing operations for the quarter ended December 31, 2008 was $3.9 million representing an increase of 47% from the $2.6 million reported in the fourth quarter of 2007.  Revenue growth in the fourth quarter came from performance in both the Biometrics and Law Enforcement Divisions.

Gross margin improved to 87.9% during the fourth quarter of 2008, continuing a twelve-month trend, compared to 85.6% for the corresponding quarter in 2007.

The company’s continued emphasis on cost containment enabled operating expenses to decrease by 17% to $2.5 million for the fourth quarter of 2008, compared to the $2.9 million reported in the quarter ended December 31, 2007.

Net income from continuing operations for the fourth quarter ended December 31, 2008 increased to $0.9 million as compared to a net loss of ($0.6 million) for the corresponding period in 2007.  The significant improvement in net income was a result of increased revenues, higher gross margins and lower operating expenses.

Twelve Months Consolidated Results

Total revenue from continuing operations for the twelve months ended December 31, 2008 was $12.9 million reflecting a revenue increase of 29% from the $10.0 million reported for the twelve months ended December 31, 2007.

Gross margin improved during the year ended December 31, 2008 to 86.5% compared to 82.1% for the corresponding period in 2007.

The company’s commitment to cost containment resulted in operating expenses decreasing by 19% to $11.0 million for the year ended December 31, 2008 compared to $13.6 million reported for the corresponding period in 2007.

Net income from continuing operations for the twelve months ended December 31, 2008 increased to $0.2 million as compared to a net loss of ($5.5 million) for the corresponding period in 2007.  The significant improvement in net income was a result of increased revenues, higher gross margins and lower operating expenses.

Liquidity and Capital Resources

Consolidated cash and cash equivalents at December 31, 2008 was $1.7 million compared to $1.0 million at December 31, 2007.

Outlook

After the close of the fourth quarter, BIO-key reduced its cost structure by $2 million on an annualized basis, primarily as a result of headcount reductions and decreases in rental costs. The Company believes that cost reductions to lower its breakeven point is prudent in the current economic environment and will improve the Company’s ability to maintain profitability even on lower revenues. Notwithstanding conservative cost planning, the Company is seeing an increased level of interest for its products and services in both its Biometric and Law Enforcement segments. In Biometrics installed commercial and government projects and pilots are gaining traction for program expansion, as well as for new business opportunities; in Law Enforcement the company is already seeing an uptick in interest from its customer base related to new funding coming to local agencies from the U.S. Government’s economic “Stimulus Package”.

“We are pleased to report a solidly profitable fourth quarter and a remarkable yearly profit turnaround from a five and half million dollar loss in 2007 to an annual profit in 2008. As 2008 unfolded we began seeing the effects of the new biometric relationship established earlier in 2008 and our ongoing focus on operational efficiencies and cost discipline,” said Michael DePasquale, BIO-key’s Chief Executive Officer.  “The Company is well positioned to leverage these achievements into improved productivity during 2009.  We will continue to focus on ways to improve our profitability and increase shareholder value over time.”

Highlights for the fourth quarter and full year ended December 31, 2008 included the following:

•                  Completion of our initial two million dollar contract with Sagem Morpho to deliver advanced technology that fuses both companies’ technology to create a large scale ultra-high performance finger matching solution that can be used on government, commercial and international identification management programs

•                  Using BIO-key’s advanced finger identification system to insure “one citizen one vote”, Bangladesh conducted an acclaimed free and fair election in December, 2008 of 80 million voters

•                  $182,000 biometric software contract with McKesson booked in the fourth quarter of 2008

•                  $193,000 contract with InterAct Public Safety Systems for MobileCop and PocketCop units booked in the fourth quarter of 2008

•                  $500,000 contract with the Hawaii County Police Department for MobileCop and PocketCop units facilitated by the Company’s wireless carrier partnerships

•                  $400,000 contract with the City of Baltimore Police Department for additional MobileCop software

•                  $28,000 contract with the St. Paul, Minnesota Police Department for PocketCop units consequent from the agency’s need to manage traffic during the Republican National Convention

•                  $92,000 contract with the Lincoln, Nebraska Police Department representing the first agency in the country to deploy BIO-key’s new secure messaging solution

•                  U.S. Patent & Trademark Office patent issued (No. 7,359,553) covering BIO-key’s image enhancement and data extraction core algorithm components

“We see opportunities for continued growth in 2009 that will enable us to maintain our momentum,” stated DePasquale.  “Several large pending biometrics awards are reportedly close to being finalized that should catalyze activity in this space.  In addition, we continue to see ongoing and growing interest in our Law Enforcement solutions despite the current weak economic climate because of new investments coming into public safety agencies.  As we have focused on improving our earnings, we are continuing to seek non-dilutive strategies that will enable us to strengthen our balance sheet.

Finally, we believe we are well positioned to extend our 2008 success into 2009 and beyond because of our world class technology, our large loyal customer base and what seems to be a growing market for security solutions.”

Conference Call Details

BIO-key has scheduled a call for Tuesday, February 24th at 10:00 a.m. Eastern Time to discuss 2008 fourth quarter and full year financial results.  Dialing 303-262-2211 and asking for the BIO-key call at least 10 minutes prior to the start time can access the conference call live.  The conference call will also be broadcast live over the Internet by logging onto www.bio-key.com.  A telephonic replay of the conference call will be available through March 4, 2008 and may be accessed by dialing 303-590-3000 and using the pass code 11126733#.  Additionally, an archive of the webcast will be available shortly after completion of the call on the Company’s website (www.bio-key.com) for a period of three months.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, government and private sector customers.  BIO-key’s mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.  BIO-key’s high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft.  Over 1,000 police departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for law enforcement.  (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, and our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2008 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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